Exhibit 14.1

TITAN PHARMACEUTICALS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

APPLICABLE TO DIRECTORS, OFFICERS AND EMPLOYEES

To promote the ethical conduct and integrity generally of Titan Pharmaceuticals, Inc. (the “Company”), and to promote accurate, fair and timely reporting of the Company’s financial results and condition and other information the Company releases to the public market and include in reports it files with the Securities and Exchange Commission (the “SEC”), all directors, officers and employees of the Company are bound by the following Code of Ethics, under which each agrees that he or she shall:

•

Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, including disclosure to the Chairman of the Audit Committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

•

Be prohibited from: personally taking advantage of business opportunities that are discovered through the use of corporate property, information or his or her position with the Company; using corporate property, information or his or her position for personal gain; or competing against the Company while an employee of the Company.

•

Provide information within the scope of his or her duties in a manner which promotes full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in the Company’s other public communications.

•

Comply with rules and regulations of foreign, federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, including insider trading laws and the Company’s insider trading policy.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•

Deal fairly with the Company’s customers, suppliers, competitors and employees, and not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealings.

•	Keep confidential all confidential information, as discussed in more detail below.

•	Proactively promote and be an example of ethical behavior.

•	Achieve responsible use of and control over all assets and resources employed or entrusted.

•

Promptly report to the Chairman of the Audit Committee any conduct that the individual believes to be or would give rise to a violation of law or business ethics or of any provision of this Code of Ethics or the Company’s general code of conduct.

CONFIDENTIAL INFORMATION AND PUBLIC DISCLOSURES

As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to the Company or its suppliers, vendors or partners if disclosed, such as business, marketing and service plans, financial information, product development, scientific data, manufacturing, clinical trial results, regulatory developments, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, patients or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws. In addition, because the Company interacts with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat the Company’s confidential and proprietary information. There may even be times when you must treat as confidential the fact that the Company has an interest in, or is involved with, another company.

You have a duty to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described below). This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other Company employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning the Company’s business, information or prospects on the Internet is prohibited. You may not discuss the Company’s business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Company, or in and around the Company’s facilities. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by the Company, then you must handle that information in accordance with the applicable policy.

It is the Company’s policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the President or the Executive Chairman. The Company has designated our President and Executive Chairman as our official spokespersons for questions concerning the financial performance, strategic direction or operating performance of the Company, and operational issues such a research and development, regulatory developments, sales and marketing, etc. You also may not provide any information to the media about us off the record, for background, confidentially or secretly, including, without limitation, by way of postings on internet websites, chat rooms or “blogs.”

Action by members of your family, significant others or other persons who live in your household also may potentially result in ethical issues to the extent that they involve the Company’s business. Consequently, in complying with the Code of Ethics, you should consider not only your own conduct, but also that of your family members, significant others and other persons who live in your household.

It is against the Company’s policy to retaliate against any employee for good faith reporting of violations of this Code. Violations of this Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. Any waiver of this Code for executive officers or directors may be made only by the board of directors or an authorized committee of the board of directors and will be disclosed as required by applicable laws.

If you believe that a violation of the Code of Ethics has occurred, please contact the Chairman of the Audit Committee.

Dated : February 21, 2013

3